Exhibit 5.1

[AT&T Letterhead]

July 24, 2015

AT&T Inc.
208 S. Akard Street
Dallas, TX 75202

Dear Sirs:

With reference to the registration statement on Form S-3 (File No. 333-187350) (the “Registration Statement”) and the prospectus dated March 18, 2013, as supplemented by the prospectus supplement dated May 4, 2015 (the “Prospectus Supplement”), relating to the sale by AT&T Inc., a Delaware corporation (the “Corporation”), of up to 3,363,396 shares of common stock (the “Shares”), I am of the opinion that the terms of the sale of the Shares have been duly established in conformity with the Company’s certificate of incorporation and that the Shares have been validly issued and are fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement referred to above and the related Current Report on Form 8-K and the making of the statements with respect to me which are set forth under the caption “Validity of Securities” in the prospectus forming a part of the Registration Statement referred to above.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Wayne Watts
Wayne Watts